Exhibit 3.51

PARTNERSHIP AGREEMENT

OF

CALIFORNIA TREATMENT SERVICES

a California partnership

This Partnership Agreement (hereinafter referred to as “Agreement”) is entered into and effective as of December 27, 1988 , by and between California Treatment Services (B) , Inc. a California corporation (hereinafter referred to as “B”), California Treatment Services (J), inc. a California corporation (hereinafter referred to as “J”), P.A.S. Defined Benefit Pension Plan, (hereinafter referred to as “P.A.S.”), and Joyce Howerton Revocable Trust No. 1, (hereinafter referred to as “ J.H.R.T. No. 1”) hereinafter collectively referred to as “Partners”.

1. New Partnership. The Partners desire to form a general partnership pursuant to Chapter 1 of Title 2 of the California Corporations Code upon the terms, agreements and conditions hereinafter set forth.

2. Name of Partnership. The name of the Partnership shall be “CaliforniaTreatment Services.” The Partnership shall record with the Office of the Recorder of the County of San Diego and with such other and further Counties in which the Partnership shall engage in any business activity, a Statement of Partnership, setting forth the names of the Partners, and stating that the signatures of B and J are required to bind the Partnership and to convey any Partnership property, real or personal. The Partnership shall sign and cause to be filed in any County deemed necessary for the furtherance of the Partnership’s activities, an appropriate Fictitious Business Name Statement.

3. Place of Business. The Partnership’s principal place of business shall be 1665 East Fourth Street, Suite 211, Santa Ana, California 92701. Such principal place of business may be changed from time to time, and such other and further place of business may be established with actions taken in accordance with the provisions of this Agreement that govern management of the Partnership’s business affairs.

4. Term of Partnership. The Partnership shall commence as of the date of this Agreement and shall continue until this Agreement is dissolved as provided herein.

5. Purpose of Partnership. The purpose of the Partnership is to engage in the business of owning and operating clinics (hereinafter referred to as “clinic”) providing alcohol and drug rehabilitation treatment and ancillary medical services in the County of San Diego.

6. Capital Contributions.

(a) Initial Contributions. Each Partner’s initial capital contribution shall consist of the assets listed in Exhibit A attached hereto and incorporated herein by this reference. Concurrent with the execution of this Agreement, the Partners shall convey such assets to the Partnership.

(b) Withdrawal of Contributions. Except as otherwise herein provided, no portion of the Partnership capital may be withdrawn by a Partner at any time without the written consent of the other Partners.

(c) Interest on Contributions. No Partner shall be entitled to interest on its contribution to the capital of the Partnership.

(d) Allocation of Partnership Interests. Each of the Partners herein is hereby allocated the following respective interests in the Partnership (hereinafter referred to as “Partnership Interest”);

Partner	Interest

B	49%
J	49%
P.A.S.	1%
J.H.R.T. No. 1	1%

7. Additional Capital Contributions.

(a) It is anticipated that the business of the Partnership, and the development of the business opportunities selected by the Partnership, may require additional capital contributions by the Partners. Unless otherwise agreed to, said additional capital contributions as required, shall be made in cash and at such time and in such amounts as is agreed by all of the Partners. No Partner shall be allowed to make an additional capital contribution without the written consent of the other Partners.

(b) If the Partners agree to unequal capital contributions, their respective Partnership Interests shall be adjusted to reflect each Partner’s different level of investment in the Partnership; provided, however, that to the extent that such additional capital contributions are linked to concurrent increases in Partnership liabilities, each Partner’s Partnership Interest may be increased to reflect this assumption of liabilities.

8. Profits and Losses. The net profits and net losses of the Partnership, and for tax purposes each item of income, gain, loss, deduction or credit, shall be allocated to the Partners in proportion to their respective Partnership Interests. As used herein “net profits” and “net losses” shall be computed in accordance with the same method of accounting consistently applied, and on the same basis as that used, in the preparation of the Partnership’s information tax return for Federal income tax purposes.

9. Partnership Accounting.

(a) Accounting Method. The Partnership shall keep its accounting records and shall report its income for income tax purposes on a calendar year basis and according to the cash method of accounting. The accounting for Partnership purposes shall be in accordance with generally accepted accounting principles applied in a consistent manner.

(b) Books and Records. The accounting and other records of the Partnership shall be maintained at the principal place of business of the Partnership or at such other place as may be designated in writing by the Partners, and shall be available for inspection by the Partners at all reasonable times during normal business hours.

(c) Capital Accounts. An individual capital account shall be maintained for each Partner. Each Partner’s capital account shall consist of its capital contributions increased by its share of Partnership profits, decreased by any distributions to such Partner, and decreased further by its share of Partnership losses. A debit balance in a Partner’s capital account, whether by virtue of withdrawals in excess of its respective share of Partnership profits or by charging such Partner for its share of Partnership losses, shall constitute an obligation of such Partner to the Partnership.

(d) Financial Statements. A balance sheet of the Partnership at the end of each fiscal year, together with a statement of earnings for the twelve (12) months then ended, shall be prepared by the Partners or by the Partnership’s independent public accountants at the end of each fiscal year, and copies thereof, together with copies of the proposed federal and California informational tax returns for the partnership for such year, shall be furnished to each Partner within a reasonable time following the end of each such year.

10. Bank Accounts. All funds of the Partnership shall be deposited in the name of the Partnership in an account in such bank as shall be determined by the Partners, and all withdrawals or disbursements from said account shall be made by check drawn in the Partnership’s name upon such account and signed on behalf of the Partnership by any Partner subject to the restrictions contained in Paragraph 11(c) of this Agreement.

11. Duties and Management.

(a) Duties. In accordance with the provisions of this Agreement, the Partners shall devote such time to the Partnership as shall be necessary to conduct the Partnership’s business and to operate and manage the Partnership in a reasonably efficient manner.

(b) Management. No act shall be taken, or sum expended, or obligation incurred by the Partnership within the scope of a major decision as defined below except with the consent of both Partners holding a forty-nine percent (49%) interest in the Partnership. A “major decision” shall be defined as follows:

(1) Acquisition or establishment of any clinic or and interest therein;

(2) Terms and conditions of financing of the Partnership’s operations and acquisitions;

(3) Establishment of or participation in a joint venture or partnership with third parties;

(4) The sale, assignment, hypothecation, encumbrance, pledge, transfer, and/or conveyance, voluntarily or involuntarily, of all or of any portion of any asset of the Partnership;

(5) Incurring any obligations in excess of Thirty Thousand Dollars ($30,000.00) or borrowing money in excess of Thirty Thousand Dollars ($30,000.00) in the name or on the credit of the Partnership;

(6) Determination of whether or not distributions of income or capital should be made to the Partners, when they should be made, and in what amounts;

(7) Loan any Partnership funds;

(8) Cause the Partnership to become bailee, surety, or endorser for any third person or entity;

(9) Enter into any contract, lease, agreement, or other arrangement on behalf of the Partnership with any party or entity related to or affiliated with any Partner or with respect to which any Partner is affiliated or has an interest in, directly or indirectly;

(10) Assign the Partnership’s property in trust for the benefit of creditors;

(11) Do any other act which would make it impossible to carry on the ordinary business of the Partnership;

(12) Confess a judgment;

(13) Submit a Partnership claim or liability to arbitration or reference; or

(14) Make distributions of Partnership profits or reimbursements to a Partner.

(c) Each Partner shall have a voice in the management and conduct of the partnership business in proportion to its Partnership interest. No major decision shall be made in contravention of this Agreement without the agreement of both Partners holding a forty-nine percent (49%) interest in the Partnership. Each Partner, on behalf of the Partnership, shall have the authority to execute checks up to the amount of $        . Check in excess of $         will require the signature of two Partners.

12. Duties of J and J.H.R.T. No. 1. The duties to be performed primarily by J and J.H.R.T. No. 1 under this Agreement include, but are not limited to, the following:

(a) Aiding the Partnership in the formulation of operating procedures, systems analysis, and financial controls for the clinics operated by the Partnership;

(b) Aiding the Partnership in the regular bookkeeping activities relevant to the operation of said clinics;

(c) Aiding the Partnership in the preparation of statements and reports on the financial condition of the institutions operated by the Partnership;

(d) Assisting the Partnership in the preparation of budget statements and other information required to be submitted to government bodies under federal or state legislation relating to maintenance and operation of methadone maintenance or detoxification clinics;

(e) Assisting the Partnership in filing the necessary reports required in order to maintain all licenses and governmental approvals for the services offered by the Partnership;

(f) Consulting with the Partnership with respect to the general maintenance and operation of the Partnership’s methadone maintenance and methadone detoxification clinics, and advising the Partnership and preparing proposals regarding changes or expansion of such facilities;

(g) Coordinating with the Partnership’s accountants regarding the preparation of tax returns, annual financial statements and similar documents;

(h) Setting of salaries and fringe benefits of personnel;

(i) Decisions relating to the hiring and firing of personnel and the establishment of salaries and fringe benefits of personnel;

(j) Designing and supervising medical billing and collections;

(k) Maintaining bank records and reconciliation of income and disbursements; and

(1) Designing and maintaining professional methadone records that comply with all federal, state and local laws, inventory of methadone, daily reports and related record keeping in an orderly and professional manner.

13. Duties of B and P.A.S. The duties to be performed primarily by B and P.A.S. under this Agreement include, but are not limited to, the following:

(a) Establishment of salaries and fringe benefits of personnel;

(b) The making of recommendations to the Partnership relative to the hiring and firing of personnel;

(c) The determination and establishment of staffing patterns for the Partnership;

(d) The establishment, implementation, and maintenance of management and operational policies and procedures;

(e) The purchasing from purveyors and suppliers such supplies and other office goods and services as the Partnership deems appropriate;

(f) Supervision of all licenses and governmental approvals required for the operation of the Partnership are valid and proper;

(g) Supervision of personnel and maintenance procedures to provide patient care;

(h) Supervision of the Partnership’s counseling program;

(i) Maintenance of contact with federal and state agencies responsible for the supervision of methadone maintenance and methadone detoxification programs; and

(j) Establishment and maintenance of adequate procedures to provide security for the protection of methadone located at the Partnership’s place of business.

14. Distribution of Surplus Funds. The Partnership shall, from time to time, distribute to the Partners such surplus cash available for distribution as both Partners holding a forty-nine percent (49%) interest in the Partnership shall agree. Distributions shall be to the Partners in proportion to their respective Partnership Interests. Surplus funds shall be deemed available for the purpose of distribution after reasonable provision has been made for operating expenses, contingencies, and amortization of debt, if any.

15. Indemnity. Each Partner hereby agrees to indemnify and save harmless the Partnership and the other Partners from and against any loss or liability in any way arising out of any breach by such Partner of this Agreement, or of any liability imposed upon the Partnership or the other Partner by reason of any acts of such Partner in violation of the terms hereof, or which are not authorized hereby. In the event that the Partnership is made a party to any obligation or otherwise incurs any losses or expenses as a result of or in connection with personal obligations or liabilities of any Partner unconnected with Partnership business, such Partner shall indemnify and reimburse the Partnership for all such expenses incurred, including attorney’s fees incurred with attorneys of the Partnership’s choice, and the capital account or interest of such Partner in this Partnership may be charged therefor.

16. Restrictions on Transfer. To accomplish the purposes of this agreement, any transfer, sale, assignment, hypothecation, encumbrance or alienation of any Partner’s interest in the Partnership other than according to the terms of this agreement is void and transfers no right, title or interest in or to said shares, or any of them, to the purported transferee, buyer, assignee, or encumbrance holder.

17. Legend on Share Certificates. Each of the corporate Partners agrees that the certificates representing the shares of stock of the Corporation shall have stamped on it in a prominent manner the following legend:

“The transfer, sale, assignment, hypothecation, encumbrance, or alienation of the shares represented by this certificate is restricted by a Partnership Agreement effective Hay 1st, 1987. A copy of the Partnership Agreement is available for inspection during the normal business hours at 1665 East Fourth Street, Suite 211, Santa Ana, California. All the terms and provisions of the

Partnership Agreement, to the extent that such provisions shall deal with the sale, transfer, assignment, hypothecation, encumbrance or alienation of shares, are hereby incorporated by reference and hereby made a part of this certificate.”

18. Purchase and Sale of Partnership Interests Upon the Death or Disablement of Robert Kahn and Joyce Howerton.

(a) Upon the death of Robert Kahn or upon his total disability, as defined herein, J and J.H.R.T. No. 1 shall purchase, in proportion to their Partnership ownership, and B and P.A.S. shall sell the entirety of their Partnership Interests for the price and upon the terms and conditions specified in this Agreement.

(b) Upon the death of Joyce Howerton or upon her total disability, as defined herein, B and P.A.S. shall purchase, in proportion to their Partnership ownership, and J and J.H.R.T. No. 1 shall sell the entirety of their Partnership Interests for the price and upon the terms and conditions specified in this agreement.

19. Purchase of Insurance. In order to assure that all, or a substantial part of the purchase price for the Partnership Interest held by either B and P.A.S. or J and J.H.R.T. No. 1 will be available at the time of the death or disablement of either ROBERT KAHN or JOYCE HOWERTON, the Partnership shall purchase life and disability insurance policies insuring the life and health of both ROBERT KAHN and JOYCE HOWERTON. The amount of each life and disability insurance policies shall be $1,000,000.00. Said disability policies will provide for a maximum disability period of 24 months before the payment of a lump sum payment of $1,000,000.00). The obligation to purchase said policies of insurance shall be dependent on the Partnership’s ability to purchase said policies of insurance at a policy premium not to exceed 125% of the insuring company’s base premium for an insured of either ROBERT KAHN or JOYCE HOWERTON’S age.

20. Beneficiary and Owner of Policies. The Partnership shall be the sole owner of all policies issued subject to this Agreement, subject to the power of the Co-Trustees as provided for in this Agreement. So long as this Agreement is in effect, the Partnership agrees that it will maintain such insurance in full force and effect and pay all premiums falling due on all policies issued to it subject to this Agreement.

21. Collection and Payment of Insurance Proceeds. Upon the death of Robert Kahn and/or Joyce Howerton, the shall collect the proceeds of the policy or policies payable to it by reason of Robert Kahn and/or Joyce Howerton’s death and pay the proceeds to B and P.A.S. in the event of Robert Kahn’s death and to J and J.H.R.T. No. 1 in the event of Joyce Howerton’s death as is necessary to purchase the Partnership Interests of B and P.A.S. or J and J.H.R.T. No. 1 at the price determined in Paragraph 27 of this Agreement.

22. Additional or Substituted Insurance. The partnership shall have the right to procure additional policies on the lives of Robert Kahn and Joyce Howerton, and make such policies subject to this Agreement. Such additional policies for this purpose shall be owned by the Partnership and made payable to it. Other policies may be substituted for any policies made subject to this Agreement and any policies subject hereto may be withdrawn upon the written consent of all the parties to this Agreement.

23. Payment of Premiums. The Partnership shall pay as they become due and payable all premiums on the life insurance policies respectively procured by the Partnership pursuant to this Agreement and shall give proof of the payment of such premium to each Partner within twenty (20) days after its due date. If any premium on such policy is not paid by the Partnership within twenty (20) days after its due date, each of the Partners shall have the right to pay such premium and be reimbursed by the Partnership. The insurance company issuing any such policies is authorized and directed to furnish any Partner with any information it may request in writing pertaining to the status of such insurance or insurance policies.

24. Purchase of Partnership Interests on Total Disability of Robert Kahn or Joyce Howerton. Upon the total disability of Robert Kahn for a period of twenty-four (24) consecutive months, J and J.H.R.T. No. 1 will purchase the entirety of the Partnership interest of B and P.A.S., and upon the total disability of Joyce Howerton for a period of twenty-four (24) consecutive months, B and P.A.S. will purchase the Partnership interest of J and J.H.R.T. No. 1.

25. Purchase Price. The purchase price to be paid for the Partnership interest held by J and J.H.R.T. No. 1 and/or B and P.A.S. in the event of death or disability of Robert Kahn and/or Joyce Howerton shall be determined as set forth in the succeeding paragraphs.

26. Definition of Disability. Disability shall mean the inability of either Joyce Howerton or Robert Kahn to perform his or her normal duties for J or B, respectively, within and for the benefit of the Partnership for the period set forth in Paragraph 24, herein.

In the event the Partnership and the Partners are unable to agree on the existence of disability of Joyce Howerton or Robert Kahn, as defined herein, P.A.S. and B shall designate a physician and J and J.H.R.T. No. 1 shall designate a physician, in the manner provided for herein. In the event P.A.S. and B or J and J.H.R.T. No. 1 wish a determination that Robert Kahn or Joyce Howerton is disabled, as defined herein, P.A.S. and B or J and J.H.R.T. No. 1 shall give written notice of their intent to seek such determination to the Partnership and designate a physician. The remaining Partners shall then have thirty (30) days from receipt of such notice to designate their physician. The two designated physicians shall have thirty (30) days to arrive upon a mutually agreed upon physician who shall make the determination of disability. Such determination of disability shall be made within sixty (60) days of such third physician’s selection. The physician making the determination of disability may employ such other physicians and specialists he or she sees fit in arriving at a determination of disability. Said physician’s determination of the existence or non-existence of disability shall be binding on the

Partnership and its Partners for a period of twelve (12) months after said determination. In the event that the physicians selected by the Partners are unable to agree on a third physician within the time period provided for herein, the determination as to disability, as defined herein, shall be determined by arbitration in accordance with Paragraph 42 of this Agreement.

27. Determination of Purchase Price in the Event of Death or Total Disability. The purchase price of the Partnership interest to be sold under this Agreement in the event of death or total disability shall be its computed value, as hereinafter provided. The computed value of Partnership Interests shall be determined by the Partners. The valuation for each Partner’s Partnership interest for the period from April 1, 1987 until March 31, 1988 shall be set at                     . Thereafter, the Partners of the Partnership shall meet prior to April 1 of each year to agree on a new computed value. The new computed value shall be effective April 1 of each year to the succeeding March 31 of the following year. Failure of the Partners of the Partnership to reach a new computed value by April 1 of any year shall result in the previous year’s computed value being used as the value of the Partnership until March 31st of the succeeding year or until a new computed value has been agreed to by the Partners.

For purposes of establishing a computed value to establish the value of each Partner’s Partnership interest in the event of death or disability, the date to be used as valuation shall be the date of death or the date of determination of disability as provided in Paragraph 26 herein.

28. Payment of Purchase Price in the Event of Death or Disability. The purchase price for the Partnership Interests of P.A.S. and B or J and J.H.R.T. No. 1 shall be determined as follows:

(a) On the death or disability of Joyce Howerton, B and P.A.S. will pay to J and J.H.R.T. No. 1 the computed value of the Partnership Interests belonging to J. and J.H.R.T. No. 1 as determined under the preceding paragraph.

(b) On the death or disability of Robert Kahn, J and J.H.R.T. No. 1 will pay to B and P.A.S. the computed value of the Partnership Interests belonging to B and P.A.S. as determined under the preceding paragraph.

In the event the insurance proceeds are more than the total purchase price to be paid for the Partnership Interest to be purchased by the remaining Partners, the remaining Partners will pay the departing Partner the full amount of said insurance.

In the event the amount of insurance proceeds accruing to the Partnership in the event of death or disability of Robert Kahn or of Joyce Howerton is less than the total purchase price to be paid for the Partnership Interest to be purchased by the remaining Partners, the purchasing Partners shall pay the amount of insurance proceeds received plus the balance of the purchase price after the death of Joyce Howerton or Robert Kahn or beginning twenty-four (24) months after adjudgment of disability of Joyce Howerton or Robert Kahn in 120 equally amortized monthly installments. The unpaid balance of the purchase price shall be evidenced by a Promissory Note made by the remaining Partners to the order of either B and P.A.S. or J and J.H.R.T. No. 1 with interest on the unpaid balance at ten percent (10%) per annum until paid in full. The note shall provide that in the event of default, which shall be defined as the failure to pay any two installments due under said Note in a timely fashion, the Note shall become due and immediately payable. The Note shall be subject to prepayment in whole or in part at any time. The note shall be secured by a Pledge Agreement of the Partnership Interest and a Security Agreement covering that portion of the clinic assets sold.

29. Sale of Shares during Lifetime of Partner. If J and J.H.R.T. No. 1 or B and P.A.S. shall desire to transfer, assign or otherwise dispose of any of its Partnership Interests, B and P.A.S. shall first offer to sell their Partnership Interests to J and J.H.R.T. No. 1 by giving them written notice to that effect, and J and J.H.R.T. No. 1 shall first offer to sell their Partnership Interests to B and P.A.S. by giving them written notice to that effect, such notice indicating their offer to sell their Partnership Interests in the manner prescribed in Paragraph 39 herein and under the terms and conditions specified in this Paragraph. The purchasing Partners shall have fifteen (15) days within receipt of said notice to provide written notice of their intent to purchase the Partnership Interests from the departing Partner(s). A departing Partner(s), as defined herein, shall be required to sell all of its Partnership Interest and not less than all on any sale under this Paragraph.

The purchase price for the Partnership Interest shall be the computed value as determined in Paragraph 27 herein. The purchase price for the Partnership interest shall be paid upon the same terms and conditions provided in Paragraph 28 herein except as to the provisions relating to insurance proceeds. If the Partnership Interests for sale are not purchased by the remaining Partners before the expiration of the fifteen (15) day period specified above, the Partnership Interests offered by the departing Partner(s) may be disposed of in any lawful manner, except that the departing Partner(s) shall not sell any such Partnership Interest to any other person without first giving the remaining Partners the right to purchase them at the price and on the terms offered by such other person or for the computed value and the terms and payments as set forth in Paragraph 27 herein. Election of which price is to be paid shall be indicated in writing at time of exercise of the remaining Partner’s right of first refusal to purchase as set forth herein. The provisions of said sale shall be in the form of written offer made by the buyer to the departing Partner and shall set forth all the terms and conditions of the proposed sale. A copy of this written offer along with a written copy of notice of sale shall be sent to the remaining Partners. The remaining Partners shall have fifteen (15) days from actual receipt of said offer and written notice of sale in which to accept the conditions of the proposed sale in writing.

30. Conditions Precedent to Payment of Purchase Price. The purchase price payable to the departing Partners or if insurance, to Robert B. Kahn and/or Joyce Howerton, shall be paid in cash, or in cash and notes, to the party or entity entitled to such payment upon:

(a) The determination of legal counsel for the Partnership that the departing Partners can transfer full, legal and equitable tax-free title to its Partnership Interest to the remaining Partners.

31. New Partners Bound by this Agreement. Any new Partner acquiring a Partnership Interest in this Partnership by reason of transfer from any departing Partner shall be required as a condition of purchase of a Partnership Interest into the Partnership to sign an agreement obligating such new Partner to be bound by the terms and conditions of this Agreement.

32. Hypothecation of Partnership Interest. No shareholder shall assign, hypothecate, transfer or otherwise encumber its Partnership interest without first giving written notice to the remaining Partners of its intention to so encumber its interest and obtaining the remaining Partners written consent thereto.

33. Dissolution of Partnership.

(a) Events Causing Dissolution. Except as otherwise herein provided, the Partnership shall be dissolved only upon:

(1) the entry of a charging order or an order for relief under Title 11, United States Code as to any Partner;

(2) an order of insolvency under State law as to any Partner;

(3) the commission of a willful breach of this Agreement by any Partner;

(4) an assignment by a Partner for the benefit of its creditors; or

(5) the written agreement of the Partners to dissolve the Partnership.

(b) Liquidation and Distribution. Except as otherwise provided herein, upon a dissolution of the Partnership for any reason, the Partners or the remaining Partners, in the event of a dissolution as described in Subsections (a) (1) through (4) of this Section 33, shall proceed to liquidate the Partnership, and distribute any proceeds from such liquidation, together with any assets distributable in kind, first to the satisfaction of the debts and liabilities of the Partnership (including any loans from the Partners), then to the Partners in the amount necessary to equalize the capital accounts of the Partners, and, thereafter, to the Partners in proportion to their respective Partnership Interest; provided that if one or both Partners have capital accounts of less than zero, each such Partner shall contribute to the Partnership sufficient funds to equalize the negative capital balances or to bring such Partner’s capital balance to zero, as the case may be. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors. Upon complying with the foregoing distribution plan, the Partners shall execute and cause to be published and filed an appropriate notice of dissolution of the Partnership.

34. Title to Property. Partnership property shall be held by the Partnership subject to the terms and provisions hereof. Title to and ownership of all assets of the Partnership shall be held in the name of the Partnership, or in such other name or names as a majority of the Partners may designate.

35. Partnership Losses Due to Partner’s Individual Liabilities. Each Partner agrees to indemnify and hold harmless the other Partners and the Partnership from and against all losses, costs, damages, claims, liabilities or expenses (including attorneys’ fees incurred with an attorney of the indemnitee’s choice) arising out of, resulting from, or in connection with personal obligations or liabilities of any Partner. In the event the Partnership is made a party to any litigation, or otherwise incurs any losses or expenses as a result of, or in connection with, personal obligations or liabilities of any Partner, and in particular any charging order, such Partner shall reimburse the Partnership for all such reasonable expenses incurred, including attorneys’ fees incurred with an attorney of the Partnership’s choice, and the capital account of such Partner in the Partnership shall be charged therefor.

36. Financial Data. Each Partner shall furnish any financial data with respect to itself, if any, as reasonably required in connection with the procuring of financing for the Partnership’s business, including the acquisition of real property or other asserts.

37. Additional Documents. Each Partner agrees to execute with acknowledgement and affidavit if required, all documents and writings including financing agreements and financial statements which may be necessary, expedient, or required for the creation of the Partnership and the achievement of its purposes.

38. Counterparts and Execution. This Partnership Agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement, and all of which shall constitute one agreement.

39. Notices. Any notices required or permitted to be given hereunder to any Partner shall be deemed given when mailed postage prepaid via registered or certified United States mail, addressed to the Partner at the address of such Partner shown adjacent to its signature to this Agreement, or at such other address as may be specified by the Partner by notice duly given to all other Partners.

40. Conflict. It is the intention and agreement of the Partners hereto that this entity shall be and constitute a partnership and nothing else. In the event that at any time anything in this agreement shall be in conflict with government rulings, laws, regulations, or decisions relating to federal income taxes as they may apply to the organization and conduct of a partnership, such laws, rulings, regulations or decisions, as the case may be, shall prevail, it being the intention of the Partners that this Partnership shall, for tax purposes, operate within the framework thereof.

41. Severability. In the event that any provisions of this agreement shall be determined to be invalid or unenforceable, prohibited by the laws of the State or place where it is performed, this agreement shall be considered divisible as to such provisions, and such provisions shall be inoperative and shall not be a part of the consideration moving from any part to the other, and the remaining provisions of this agreement shall be valid and binding and of like effect as though such invalid, unenforceable, or prohibited provisions were not included herein.

42. Arbitration. In the event of any dispute or disagreement between any of the Partners affecting the Partners’ respective rights in the Partnership or the interpretation of this Agreement, the disputing Partners shall set forth their respective positions and disagreements in writing and give notice of the same to each other, and make a good faith effort to resolve the dispute or disagreement. If the dispute is not settled at the expiration of fifteen (15) days from the time such notice is received, then the entire matter shall be submitted to binding arbitration. The arbitration shall be conducted under the rules set forth in the Code of Civil Procedure of the State of California, except to the extent that the parties at that time may agree upon other rules. The arbitrator shall be bound to the strict interpretation and observance of the terms of this Agreement. The successful party to any arbitration shall be awarded all costs and attorney’s fees attributable to the arbitration and the dispute or controversy to which it relates.

43. Governing Law. This agreement is executed at San Diego, California, and intended to be performed in the State of California, and the laws of said State shall govern its interpretation and effect.

44. Attorneys’ Fees. In the event arbitration or litigation is necessary to enforce any of the provisions of this agreement, the prevailing party therein shall be entitled to all costs and reasonable attorney’s fees incurred in connection therewith.

45. Entire Agreement.

(a) this instrument contains the entire agreement of the parties relating to the rights granted and obligations assumed by this agreement. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent writing signed by the party to be charged therewith.

(b) This agreement may be amended at any time and from time to time, but any amendment must be in writing and signed by each person who is then a Partner.

46. Captions. All sections, titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement.

47. Variations of Pronouns. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons or entity may require.

48. Binding on Successors. Subject to the restrictions against transfer as herein contained, this Agreement shall inure to the benefit of and shall be binding upon the assigns and successors in interest of each of the parties hereto.

49. Waiver. No waiver of any provision of this Agreement shall be deemed to be or constitute a continuing waiver of any other provision unless otherwise expressly provided in writing.

50. Interpretation. This Agreement shall not be interpreted in favor of or against any Partner because that Partner or that Partner’s legal counsel drafted this Agreement, but, rather, it shall be interpreted as if all Partners contributed equally to its preparation.

CALIFORNIA TREATMENT SERVICES (B), INC.

By	/s/ Robert Kahn
ROBERT KAHN, President
6060 Mission Gorge Road
San Diego, CA 92120

CALIFORNIA TREATMENT SERVICES (J), INC.

By	/s/ Joyce Howerton
JOYCE HOWERTON, President
1665 East Fourth Street, Suite 211
Santa Ana, CA 92701

P.A.S. DEFINED BENEFIT PENSION PLAN

By	/s/ Robert Kahn
ROBERT KAHN, President
6060 Mission Gorge Road
San Diego, CA 92120

JOYCE HOWERTON REVOCABLE TRUST NO. 1

By	/s/ Joyce Howerton
JOYCE HOWERTON, Trustee
1665 East Fourth Street, Suite 211
Santa Ana, CA 92701

AMENDMENT TO

PARTNERSHIP AGREEMENT FOR

CALIFORNIA TREATMENT SERVICES

This AMENDMENT TO PARTNERSHIP AGREEMENT (“Amendment”) is entered into as of May 1,1999, between JAYCO MANAGEMENT, INC., a California corporation (“Jayco”), and TREATMENT ASSOCIATES, INC., a California corporation (“Treatment”). Jayco and Treatment shall hereinafter be referred to collectively as the “Partners.”

RECITALS

A. California Treatment Services (B), Inc., a California corporation (“B Corp.”), California Treatment Services (J), Inc., a California corporation (“J Corp.”), P.A.S. Defined Benefit Pension Plan (“P.A.S.”), and Joyce Howerton Revocable Trust No. 1 (‘‘Howerton Trust”) formed a California general partnership as of May 1,1987, known as California Treatment Services (the “Partnership”), pursuant to the terms of a partnership agreement of the same date (the “Partnership Agreement”).

B. Howerton Trust previously assigned its interest in the Partnership to J Corp. and J Corp. subsequently merged into Jay Management, Inc., a California corporation (“Jay Management”). Jay Management subsequently merged into Jayco.

C. P.A.S, previously assigned its interests in the Partnership to                     . B Corp. has dissolved and its interest in the Partnership has been assigned to Treatment.

D. The Partners wish to formally amend the Partnership Agreement to reflect the proper names of the Partners.

Therefore, the Partners hereby amend the Partnership Agreement as follows:

1. Jayco and Treatment are hereby admitted to the Partnership and each agrees to be bound by all the terms and provisions of the Partnership Agreement and to perform all obligations herein imposed upon them as if each was an original contracting party to the Partnership Agreement.

2. Except as hereby specifically amended, the Partnership Agreement shall remain and continue in force and effect and the Partnership Agreement, as herein amended, shall for all purposes be and constitute the Partnership Agreement for the Partnership.

3. This Amendment may be executed in counterparts, with the same effect as if both parties hereto had signed the same document. Counterparts shall be construed together and shall constitute one and the same agreement.

This Amendment is executed as of the dale first written above.

JAYCO MANAGEMENT, INC., a California corporation

by:
Joyce Ray, Ph.D.
President

TREATMENT ASSOCIATES, INC., a California corporation

by:
Robert B. Kahn